Exhibit (a)(5)(M)

Shift4 Completes Acquisition of Global Blue

The acquisition enhances Shift4’s unified commerce capabilities and extends its reach to hundreds of thousands of retail and hospitality locations utilizing Global Blue’s specialized technology solutions supporting cross-border luxury shopping.

CENTER VALLEY, Pennsylvania & SIGNY, Switzerland – July 3, 2025 – Shift4 Payments, Inc. (“Shift4”) (NYSE: FOUR), the leader in integrated payments and commerce technology, and Global Blue Group Holding AG (“Global Blue”) (NYSE: GB), the leading specialty payments and technology platform enabling tax-free shopping, dynamic currency conversion, and payments solutions to the world’s largest retail brands, today announced the successful completion of the tender offer by GT Holding 1 GmbH, an indirect wholly owned subsidiary of Shift4, to purchase the outstanding shares of Global Blue (the “Shares”) for $7.50 per common share in cash (the “Tender Offer”).

“This marks the largest acquisition in Shift4’s history and reinforces our track record of bold moves that expand our capabilities and deliver the most comprehensive commerce offering in the industry,” said Shift4 CEO Taylor Lauber. “By integrating Global Blue into our end-to-end platform, we’re further expanding our global reach and solidifying our position as a leading unified commerce provider that adds meaningful value to our merchants around the world.”

With over 40 years of history, Global Blue is a market leader at the intersection of travel and luxury retail across Europe, Asia, and South America. Hundreds of thousands of premium retail and hospitality locations rely on Global Blue’s tax-refund and currency conversion technology, including the world’s most iconic luxury and premium retailers as well as other large retail electronics, sportswear and fast fashion brands. Global Blue is the market share leader in the tax-free shopping category, a service that is essential for retailers and other merchants catering to international travelers.

Global Blue’s merchant solutions will be added to Shift4’s global payments platform to deliver an enhanced end-to-end experience for its merchants. The addition of tax refund and currency conversion capabilities enhances Shift4’s position as an innovative vendor and trusted partner. Global Blue is the most comprehensive two-sided network in its category, connecting millions of affluent international shoppers to its merchants and directly engaging with international shoppers through its proprietary app, creating powerful network effects and allowing for further product innovation, such as loyalty, digital marketing, and more.

Now that the acquisition has closed, Shift4 and Global Blue will soon plan to launch an all-in-one payment terminal to provide VAT refund, DCC, and payment processing services to global merchants. The combined company will be the only provider in the market delivering a complete solution for merchants that combines these three services in a single device.

As a result of the transaction, Ant International and Tencent will become strategic partners with Shift4. The partnership will explore collaboration on global e-commerce payment products, including the distribution of global e-wallet gateway service Alipay+, which connects global merchants with 1.7 billion user accounts of 36 digital payment methods across the world, and WeChat Pay, the most widely used mobile payment service in China, throughout the Shift4 ecosystem.

The Tender Offer expired as scheduled at one minute after 11:59 p.m. (New York City time) on July 2, 2025. Equiniti Trust Company, LLC, the depositary and paying agent for the Tender Offer, has advised Shift4 and Global Blue that as of the expiration of the Tender Offer, 233,862,778 Shares had been validly tendered and not properly withdrawn pursuant to the Tender Offer, representing in the aggregate approximately 97.37% of the issued and outstanding Shares. All of the conditions to the consummation of the Tender Offer have been satisfied, and Shift4 has accepted for payment and will promptly pay for all Shares that have been validly tendered and not properly withdrawn in accordance with the terms of the Tender Offer Statement on Schedule TO filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 21, 2025, as amended. Effective immediately following the completion of the Tender Offer, the current directors of Global Blue were replaced with those Shift4 appointed directors as approved by the Global Blue shareholders at the extraordinary general meeting of shareholders held on May 6, 2025.

As previously announced, Shift4 intends to cause Global Blue to delist its shares from NYSE and effect a squeeze-out merger under Swiss law to acquire all remaining 2.63% of outstanding Shares.

About Shift4

Shift4 (NYSE: FOUR) is boldly redefining commerce by simplifying complex payments ecosystems across the world. As the leader in commerce-enabling technology, Shift4 powers billions of transactions annually for hundreds of thousands of businesses in virtually every industry. For more information, visit shift4.com.

About Global Blue

Global Blue (NYSE: GB) is the business partner for the shopping journey, providing technology and services to enhance the experience and drive performance. With over 40 years of expertise, today we connect thousands of retailers, acquirers, and hotels with nearly 80 million consumers across 52 countries, in three industries: Tax Free Shopping, Payments and Post-Purchase solutions. For more information, visit globalblue.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Each of Shift4 and Global Blue intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding Shift4’s or Global Blue’s, as applicable, respective expectations associated with the acquisition of Global Blue by Shift4, including the completion of the squeeze-out merger, the benefits, synergies, efficiencies, and opportunities arising from the acquisition, and the timing of any of the foregoing. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause each of our actual results, performance or achievements, respectively, to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to the substantial and increasingly intense competition worldwide in the financial services, payments and payment technology industries; each of our ability to continue to expand our respective share of the existing payment processing markets or expand into new markets; additional risks associated with each of our expansion into international operations, including compliance with and changes in foreign governmental policies, as well as exposure to foreign exchange rates; and each of our respective ability to integrate and interoperate each of our services and products with a variety of operating systems, software, devices, and web browsers, and the other important factors discussed under the caption “Risk Factors” in Part I, Item 1A in Shift4’s Annual Report on Form 10-K for the years ended December 31, 2023 and December 31, 2024, under the caption “Key Items – Risk Factors” in Item 3(D) in Global Blue’s Annual Report on Form 20-F for the years ended March 31, 2025 and March 31, 2024 and each of our other filings with the SEC, respectively. Any such forward-looking statements represent management’s expectations as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, each of Shift4 and Global Blue, disclaim any obligation to do so, even if subsequent events cause each of our views to change, respectively.

For further information, contact:

Shift4:

Investor Relations

Tom McCrohan

EVP, Head of Investor Relations

Shift4

investors@shift4.com

Paloma Main

Director, Strategy & Investor Relations

Shift4

investors@shift4.com

Media Contacts

Nate Hirshberg

SVP, Marketing

Shift4

nhirshberg@shift4.com

Alecia Pulman

Partner

ICR

Shift4pr@icrinc.com

Global Blue:

Investor Relations:

Frances Gibbons

Head of Investor Relations

Global Blue

fgibbons@globalblue.com

Media Contacts

Virginie Alem

SVP Marketing & Communications

Global Blue

valem@globalblue.com